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Exhibit 10.13

December 9, 2008

Eugene Hughes
P.O. Box 51755
Provo, UT 84605

    Re:
    Retirement and Consulting Agreement

Dear Gene:

        You have informed Nature's Sunshine Products, Inc. ("NSP" or the "Company") that you wish to retire as an employee of the Company effective December 22, 2008. The Company considers it essential to the best interests of the Company and its shareholders to ensure the continued availability of your valuable executive counsel and advice, represented by your position as a founder and director of the Company for a period of many years. In order to assure receipt of your counsel and advice following your retirement and in consideration of your agreement to provide such services, you and the Company agree that you will provide consulting services to the Company in accordance with the provisions of this letter agreement (this "Agreement").

        1.    Term of Agreement.    When fully executed, this Agreement shall be effective as of December 22, 2008 (the "Effective Date"). Commencing on the Effective Date, you agree to provide consulting and advisory services (the "Services") to the Company which you shall render for a period of eight (8) years (the "Initial Term"); provided, however, this Agreement shall be automatically renewed on a year-to-year basis after the Initial Term unless either party hereto, not less than thirty (30) days prior to the expiration of the Initial Term or any subsequent renewal hereof, serves notice on the other party of his or its intention not to renew this Agreement for an additional one-year term.

        2.    Consulting Services.    You agree to provide the Services to the Company with respect to its strategic planning, management policies, and other programs and practices as the Company may from time to time request. You shall be required to provide reasonable and ordinary consulting services, including reviewing, analyzing and making suggestions regarding NSP, its business, properties, acquisitions, public relations program and such other matters on which consultant and NSP may from time to time mutually agree. Such services shall be performed in Provo, Utah, or such other places as the Company may require. You will also be required to attend at least two Company-sponsored events each year (the "Events"). The Company shall select the Events at which your attendance will be required in its discretion. NSP shall give reasonable advance notice of the location of the Events to allow for necessary travel, which travel shall be mutually agreeable. You agree that, except for the purpose of personal product purchases, you shall not contact any distributor or employee of the Company unless such contact is explicitly authorized by the Company's CEO.

        3.    Compensation and Benefits.    In exchange for your performance of the Services and during the first two (2) years of the Initial Term, you shall be paid compensation of $215,000.00 per year. Thereafter and for the remainder of the Initial Term, you shall be paid compensation of $100,000.00 per year. In the event the Company renews this Agreement beyond the Initial Term, you shall be paid compensation of $50,000.00 for each one-year term thereafter. The applicable compensation amount for the Services shall be payable in equal monthly installments. For each month, or portion thereof, payment shall be made on the first day of the following month. During the period in which you provide the Services, the Company will also provide you, at its expense, the following: (i) a Medicare supplemental insurance plan of the Company's choosing; (ii) to the extent not available from Medicare or the Medicare supplemental insurance plan, prescription, vision and dental insurance plans comparable to those presently enjoyed by you under the Company's benefits program; and (iii) the Company's present life insurance policy maintained on your behalf.

        4.    Expenses.    During the period in which you render the Services, you shall be reimbursed for your reasonable out-of-pocket expenses incurred in accordance with the Company's then current policies and procedures; provided, however, any expense or expenses aggregating in excess of $100 must be approved in advance and in writing by the Company' s Chief Executive Officer. Prior approval by the Company's Chief Executive Officer must be obtained for any travel expenses for which you will seek reimbursement from the Company.

        5.    Non-Competition.    During the period in which you provide the Services and for two years thereafter, you agree that you shall not directly or indirectly own, be employed by, provide services or consultation to, or otherwise be involved with any business in the United States engaged in the business or businesses of manufacturing, marketing, distributing, or selling herbs, vitamins, water purifiers, diet plans, food supplements, or over-the-counter drugs and medicines. You acknowledge that this restriction is reasonable in terms of time, geography, and subject matter and that this restriction is reasonable and necessary to protect the Company and its subsidiaries in view of the prior, present, and future confidential relationships that you have had and will have with the Company and its subsidiaries. You further acknowledge that, because of your knowledge of Confidential Information (as defined in Section 6), your previous service as a Founder and Director of the Company for a substantial number of years, and your providing the Services, your involvement in a business in breach of this Section 5 would necessarily require the use of Confidential Information or other knowledge, which such use would constitute a breech of this Agreement. The compensation to be paid to you hereunder is a substantial part of the compensation for your assurances and agreements under this Section 5. You acknowledge that any breach by you of this Section 5 will cause the Company and/or its subsidiaries immediate and irreparable harm not adequately compensable in monetary damages alone and that the Company and/or its subsidiaries shall be entitled to preliminary and permanent injunctive relief in addition to any other available remedies and relief.

        6.    Non-Disparagement.    Neither you nor the Company will disparage the other or any of their respective Released Persons (as defined in Section 10) or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the other or their respective Released Persons. The Company will not release any public statement concerning your separation from the Company unless it provides you with an opportunity to comment on the specific language of the statement.

        7.    Cooperation.    You further agree that, subject to reimbursement of your reasonable expenses, you will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which you were in anyway involved during your employment with the Company. You shall render such cooperation in a timely manner on reasonable notice from the Company.

        8.    Confidentiality and Non-Use of Information.    As you are aware, you are and will be privy to confidential and inside information and trade secrets of the Company and/or its subsidiaries ("Confidential Information"). Confidential Information includes, but is not limited to, technologies, techniques, computer programs, designs, data, research, testing data and results, books, methods, systems, formulae, formulations, recipes, compositions, trade secrets, devices, apparatuses, processes, procedures and records (whether owned by the Company or any third party or used under license), customer lists, marketing information and methods, information regarding employees, information regarding purchasing methods and sources, financial information, information regarding the Company's products, services, operations or activities. You shall not use any Confidential Information for any purpose not authorized in writing by the Company's Chief Executive Officer and shall keep confidential all Confidential Information which is known to, furnished to, or learned by you, unless and to the extent that you can demonstrate that such information is or has become part of the public domain (as evidenced by printed publications or public records and documents) through no act of you in breach of this Agreement. This obligation as to confidentiality and non-use shall survive the termination of this Agreement. You and the Company agree that this Agreement shall be considered Confidential Information.

        9.    Work Product.    You agree that all work product (including works of authorship, copyrights, ideas, plans, forecasts, reports, strategies, trade secrets, trademarks, inventions, patents, and other intellectual property) created by you within the scope of the Services or previously as an employee and/or Director of the Company shall be the property of the Company, and you hereby assign, and agree to assign, the same to the Company. All such work product shall be a "work made for hire" under United States Copyright law to the extent that such work product is eligible for "work made for hire" status. The Company shall be deemed the author of all such "works made for hire" and the owner of all corresponding copyrights. You agree to execute such further assignments and documents as may be reasonable requested by the Company to effect or further the purposes of this Section 7 or to protect or enforce the Company's rights in or to such work product.

        10.    Release.    Except with respect to the obligations of the Company pursuant to this Agreement, you hereby release, acquit, and forever discharge the Company and its subsidiaries and their respective officers, directors, shareholders, affiliates, attorneys, agents, and employees and their successors and assigns ("Related Persons"), and each of them, of and from any and all claims, demands, obligations, liabilities, indebtedness, acts omissions, causes of action, debts, compensation, contracts, controversies, promises, damages, costs, of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, which heretofore, now existing or hereafter arising, or which could, might, or may be claimed to exist of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or related to (i) any agreement, contract or transaction by and between the parties hereto including those arising by virtue of your past relationship with the Company as an employee, officer, and/or director of the Company or its subsidiaries; (ii) any representations, statements, covenants, and warranties that may have been made by the Company or any of its respective officers, directors, shareholders, affiliates, attorneys, agents, and employees in connection with any agreement, contract, or transaction by and between the parties hereto; (iii) any and all claims which have been, might have been or may in the future be asserted by you, including, without limitation, all claims for damages and other forms of relief, whether at law or in equity, of any kind of nature whatsoever (and without any limitation) that you may have against the Company or its subsidiaries or their respective officers, directors, shareholders, affiliates, attorneys, agents, and employees, and their respective successors and assigns, and each of them, arising prior to the Effective Date.

        11.    Rescission Right.    You expressly acknowledge and recite that (a) you have read and understand the terms of Section 10 of this Agreement in its entirety, (b) you have entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) you have been advised orally and are hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) you were provided twenty-one (21) calendar days after receipt of the Agreement to consider its terms before signing it; should you nevertheless elect to execute this Agreement sooner than 21 days after you have received it, you specifically and voluntarily waive the right to claim or allege that you have not been allowed by the Company or by any circumstances beyond your control to consider this Agreement for a full 21 days; and (e) you are provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement (the "Revocation Period"), in which case this Agreement shall be unenforceable, null and void. You may revoke this Agreement during the Revocation Period by providing written notice of revocation to the Company at the address specified in Section 17 of this Agreement, Attn: General Counsel.

        12.    Indemnification.    The Company shall indemnify and hold you harmless from and against any and all claims, damages, liabilities, and costs and expenses (including reasonable attorneys' fees) resulting from or arising out of this Agreement or the performance by you of the Services; provided, however, that you shall not be indemnified against or held harmless from any claims, damages or liabilities arising out of your own intentional or reckless misconduct or fault, or gross negligence. You shall indemnify the Company and its subsidiaries (and the officers, directors, shareholders, affiliates, attorneys, agents and employees of the Company and its subsidiaries) against, and hold them harmless from, any and all claims, damages, liabilities, and costs and expenses (including attorneys' fees) resulting from or arising out of: (i) your failure to perform your obligations under this Agreement or (ii) your intentional or reckless misconduct, fault or gross negligence.

        13.    Authority.    The Company represents, warrants, and covenants to you that it has the full power and authority to enter into this Agreement, and the execution there of has been duly authorized and approved by all necessary corporate action. You represent and warrant to the Company that you have the right to enter into this Agreement and that this Agreement is not contrary to any obligation, which you may have to a third party, or in violation of any third party rights of which rights you have or should have knowledge.

        14.    Taxes; Relationship of Parties.    You agree to pay all income, social security, and other taxes due on taxable amounts paid to or for you under this Agreement, and you further agree to indemnify and hold the Company harmless from the obligation to pay such taxes. You shall perform the obligations hereunder as an independent contractor and nothing contained herein shall be deemed to create a relationship of employer-employee, master-servant, agency, partnership or joint venture. You shall not have authority to bind the Company in agreements or other commitments with third parties. You shall inform all parties with which you have dealings on behalf of the Company of your status as a consultant to the Company, and you shall not, explicitly or implicitly, give any appearance of having specific or apparent authority to bind the Company in agreements or commitments with such third parties.

        15.    Assignment.    You acknowledge that your obligations under this Agreement are for personal services and may not be assigned without the prior written consent of the Company.

        16.    Termination.    The Company shall have the right to terminate this Agreement, including the Company's obligation to make any payments to you under Section 3 or any other payments to be made hereunder, if you shall commit any of the following acts:

  (i)
  You shall have committed any material breach of any of the provisions or covenants set forth in this Agreement; or

  (ii)
  You shall have committed any material act of malfeasance, disloyalty, dishonesty, or breach of trust against the Company or any of its subsidiaries or affiliated corporations.

  (iii)
  You commit any act or become involved in any situation or occurrence that brings you into public disrepute, contempt, scandal or ridicule, or reflects unfavorably upon the Company or the Company's reputation;

  (iv)
  You are charged with a crime or commit an act of fraud, embezzlement or the like;

  (v)
  You become incapacitated or are otherwise not able to perform your obligations under this Agreement; or

  (vi)
  You violate the Company's Code of Conduct, standards of business conduct or policies and procedures.

In the event the Company elects to terminate this Agreement as set forth above, the Company shall send written notice to you terminating this Agreement and describing your action constituting the act of default, and thereupon the Company shall have no further obligations of any type to you notwithstanding any other provisions of this Agreement.

        If your consulting and advisory services are ended because of your death, this Agreement shall automatically terminate and thereupon the Company shall have no further obligations of any type hereunder notwithstanding any other provisions of this Agreement, including, but not limited to, any payment for compensation to you or your estate.

        17.    Notices.    For the purposes of this Agreement, all notices shall be in writing and either hand delivered or delivered by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing. Notice of change of address shall be effective only upon receipt. Notices shall be sent to:

  Nature's Sunshine Products, Inc.
  Attn: General Counsel
  75 East 1700 South
  P.O. Box 19005
  Provo, UT 84605

  Eugene Hughes
  P.O. Box 51755
  Provo, UT 84605

        18.    Modification or Waiver.    No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by you and such officer as may be designated by the Company.

        19.    Entire Agreement.    Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, employment agreements and understandings of every nature relating to the subject matter hereof, including, without limitation, your Employment Agreement with the Company, dated November 1, 1994. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

        20.    Section Headings.    The section headings contained herein are for convenience only and shall have no substantive bearing on the interpretation of this Agreement.

        21.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

        22.    Governing Law.    The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Utah.

        23.    Costs.    In the event of any breach or default, the breaching party shall pay all costs and expenses incident to the enforcement of this Agreement, including reasonable attorneys' fees, whether such costs and expenses incurred with or without suit or before or after judgment.

        24.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

        If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the two enclosed copies of this letter, which will then constitute our agreement on this subject.

Very truly yours,

/s/ DOUGLAS FAGGIOLI Douglas Faggioli Chief Executive Officer

The foregoing is accepted and agreed to:

/s/ EUGENE HUGHES Eugene Hughes	12/22/08 Date

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  Exhibit 10.13